Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Engages Firm to Assist with Growth Strategy

BRENTWOOD, TN, (March 22, 2011) — Advocat Inc. (NASDAQ: AVCA) today announced that it has engaged Raymond James & Associates, Inc. to assist the company, with emphasis on identifying potential acquisition opportunities.
William R. Council, III, Chief Executive Officer of Advocat, stated, “We have selected Raymond James to assist the company on a variety of fronts, with particular emphasis on exploring strategic growth and acquisition opportunities. We have not expanded our business with acquisitions since the purchase of seven Texas nursing home facilities in 2007. Since that transaction, we have strengthened operations and financials and are in a position to accelerate growth through selective acquisitions. Since a significant number of skilled nursing facilities are operated by small private companies, we believe that there should be an opportunity to engage in acquisitions of these entities, allowing owners of select properties to monetize their investments. Since most states require a certificate of need to open a new nursing home facility, we believe that the primary opportunity to grow our company in a significant way is through such acquisitions. The healthcare investment banking group of Raymond James & Associates is one of the best, largest and most successful healthcare-focused advisory service practices in the United States.”
Advocat provides long term care services to patients in 46 skilled nursing centers, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocatinc.com.
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